Exhibit 99.2

AOLers,

I wanted to give you a quick update on a press release we just announced, which is pasted below. You should know that the AOL Board of Directors has reviewed this situation in detail, discussed shareholder proposals, and tried to resolve the situation amicably.

As we have done in the past, we are going to open up our weekly global leadership call to all employees to join this upcoming Monday, February 27th at 11am ET. We will share general updates as well as take any questions from employees. Dial-in details will be posted on INSIDE on Monday morning.

AOL is a strong company and we will continue to show progress on our strategy. Let’s keep going.

Go AOL - TA

AOL ISSUES STATEMENT

NEW YORK, NY – February 24, 2012 – AOL Inc. (NYSE: AOL) issued the following statement in response to Starboard Value LP’s Letter to the AOL Board

The recent improved earnings results of AOL Inc. (“AOL” or “the Company”) highlight the significant progress we are making in executing our strategy to improve AOL’s growth trajectory and create meaningful shareholder value. We ended 2011 with our best performance as a company in the past five years, with substantial growth in advertising revenue, improvements in legacy revenue streams, and significant cost reductions. Our stock price has acted in kind, appreciating approximately 80% from our 2011 low and 20% year-to-date.

AOL’s Board of Directors and management team consistently review the strategy and performance of the Company and have taken meaningful actions to enhance shareholder return including the divestiture of non-core assets, significant cost reduction, a meaningful buyback of Company equity, and the implementation of an accountable and performance-based culture to operate against our clear strategy.

AOL has held several meetings with Starboard Value LP to address their questions. AOL communicated our continued intent to simplify AOL’s business and our efforts to accelerate shareholder value creation. AOL has offered Starboard Value LP an opportunity to help shape the Company’s Board of Directors composition and size. Unfortunately, Starboard Value LP has a singularly focused agenda and rejected this productive path to address their stated concerns and drive increased shareholder value.

Our Board of Directors and management team remain firmly committed to creating value for all shareholders. We have a valuable patent portfolio and several months ago, prior to Starboard’s first letter, the AOL Board of Directors authorized the start of a process, and hired advisors, to realize the value of these non-strategic assets. AOL has a clear plan to provide our consumers and customers with exceptional value, which we believe will lead to the creation of shareholder value. We will continue to aggressively execute and innovate on our strategy as we continue the turnaround of AOL.